Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Diversified Real Estate Trust, Inc.:

We consent to the use of our report dated April 9, 2009, with respect to the balance sheet of Inland Diversified Real Estate Trust, Inc. as of December 31, 2008 and the related statements of operations, stockholder’s equity, and cash flows for the period from June 30, 2008 (inception) through December 31, 2008 included herein, and to the reference to our firm under the heading “experts” herein.

We consent to the use of the following reports, all included herein:

•                  our report dated January 21, 2010 related to the historical summary of gross income and direct operating expenses of Merrimack Village Center for the year ended December 31, 2008, and

•                  our report dated February 18, 2010 related to the historical summary of gross income and direct operating expenses of Pleasant Hill Commons for the year ended December 31, 2009.

Our reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

Chicago, Illinois

March 8, 2010